EXHIBIT 10.1

[Entrust, Inc. Letterhead]

Friday June 25, 2004

Mr. Ed Pillman

5203 Stone Arobor Court

Dallas, TX

75207

re: Transition Agreement and Release dated September 18, 2003

Dear Ed:

This letter (“Letter”) is to document an amendment to the Transition Agreement and Release letter dated September 18, 2003 (“Agreement”) that I understand you have been discussing with Laura Owen.

Although you will remain an employee of Entrust from July 1, 2004 to December 31, 2004 (the “Consulting Period”) as contemplated in the Agreement, the purpose of this Letter is to document our understanding that your duties shall be limited as follows:

•	Being on administrative leave of absence available to advise on matters related to your former duties.

•	Upon reasonable request, making available to Entrust advice, assistance and information related to your former job duties, including, but not be limited to, offering and explaining evidence and providing sworn statements, deposition testimony and trial testimony as may be deemed necessary by Entrust for the preparation of its position in any legal proceedings(s) involving issues brought against or initiated by Entrust of which you have knowledge.

In the event it is necessary for you to provide the aforementioned services, you will be entitled to no additional compensation beyond that provided for in the Agreement, except that Entrust shall reimburse you for authorized, reasonable and documented travel expenses including, but not limited to, transportation, lodging and meals. At the end of the Consulting Period your employment relationship with Entrust will be ended and will not resume.

In spite of the foregoing, it is anticipated that from time to time we may jointly agree to retain you for additional services (beyond those responsibilities set out above) and for additional fees pursuant to a mutually agreeable terms (“Subsequent Engagements”). Under no circumstances shall such Subsequent Engagements, if entered into, alter the terms of the Agreement or the Waiver and Release or extend your employment relationship beyond December 31, 2004.

We also agree that Entrust will pay to you an additional $25.00 per week commencing July 1, 2004 through to the end of the Consulting Period, less applicable deductions for the benefits to which you are entitled pursuant to the Agreement.

Assuming that these terms are acceptable to you, please execute this letter in duplicate and return one original to either Jennifer or Laura for our files.

Sincerely,

/s/ Jay Kendry

Jay Kendry

Vice President and Chief Governance Officer

I accept this amendment to the Agreement as set forth herein:

/s/ Ed Pillman Ed Pillman

6/25/04 Date